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                                                                   Exhibit 10.15


                                  June 15, 1998

Thomas Baxter
Evercore Partners, Inc.
65 East 55th Street
New York, NY 10022

Dear Tom:

As we have discussed, I would like to invite you to join the board of directors of WorldGate Communications, Inc., to fill a currently vacant position on the board. Subject to confirmation by the current directors, I would propose that your appointment as a director be effective as of our July 24, 1998, meeting.

The proposed director compensation will be as follows:

1. The grant of an option under and subject to the terms and conditions of WorldGate's 1996 Stock Option Plan (a copy of which is attached) to purchase 10,000 shares of WorldGate's Class A common stock at a per share price equivalent to the fair market value of a share of such stock on the date the option is granted (i.e., the date of your appointment.) This option will vest in four equal annual installments commencing with the first anniversary of your appointment as a director.

2. A stipend of U.S. $1,000., plus reimbursement for reasonable travel expenses associated therewith, for your attendance in person of a scheduled meeting of the board of directors (committee meetings which are held on the same day as a meeting of the full board will not be separately compensable.)

As previously indicated the next board of directors meeting will be held on July 24, 1998, beginning at 10:00 AM, and your attendance would be appreciated.

In order to submit your appointment to the board, I will need written confirmation of your willingness to accept this appointment (for this purpose, please sign a copy of this letter at the place indicated below), as well as a short biography indicating your birth date as well as a summary of your professional experience over at least the last five years. I will also need to know the names of any public companies for which you currently or in the past five years have served as a director.

I will look forward to your appointment and working with you as a WorldGate director.

Sincerely,

Hal Krisbergh
CEO, WorldGate Communications, Inc.

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I hereby indicate my willingness to serve as a director of WorldGate
Communications, Inc.


                         /s/ Thomas G. Baxter                   7/21/98
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                           Thomas G. Baxter                       Date
































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